                                                                   EXHIBIT 11.1

                      CENDANT CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                      YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------
                                          1996                 1995                   1994
                                   -------------------   -------------------   -------------------
                                               FULLY                 FULLY                 FULLY
                                   PRIMARY    DILUTED    PRIMARY    DILUTED    PRIMARY    DILUTED
                                   --------   --------   --------   --------   --------   --------
Net income                         $423,611   $423,611   $302,825   $302,825   $286,590   $286,590

Convertible debt interest and
   amortization of deferred
   loan costs, net of tax             4,500      5,788      4,505      6,720       --        3,141
                                   --------   --------   --------   --------   --------   --------

Net income, as adjusted            $428,111   $429,399   $307,330   $309,545   $286,590   $289,731
                                   ========   ========   ========   ========   ========   ========

Weighted average common
   shares outstanding               754,363    754,363    670,466    670,466    643,486    643,486

Incremental shares for
   outstanding stock options
   and warrants                      40,099     42,096     44,294     51,193     39,549     41,788

Contingent shares                      --         --         --         --        7,512      7,512

Convertible debt                     19,830     24,127     19,864     27,045       --        9,423
                                   --------   --------   --------   --------   --------   --------
Weighted average common
   equivalent shares outstanding    814,292    820,586    734,624    748,704    690,547    702,209
                                   ========   ========   ========   ========   ========   ========

Net income per share               $   0.53   $   0.52   $   0.42   $   0.41   $   0.42   $   0.41
                                   ========   ========   ========   ========   ========   ========